Exhibit 10.14

Execution Copy

PTL HOLDINGS AUSTRALIA PTY LTD

("PTL" and "Principal Shareholder")

PENSKE TRANSPORTATION GROUP INTERNATIONAL PTY LTD

("PTGI" and "Principal Shareholder")

PENSKE INVESTMENTS PTY LTD

("Company")

SHAREHOLDERS' AGREEMENT

Dated 1st April, 2014

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 2.1    Constitution

Schedule 4.1    Capital Accounts

iii

PENSKE INVESTMENTS PTY LTD

SHAREHOLDERS' AGREEMENT

This Agreement of Penske Investments Pty Ltd (the “Company”), is made and entered into effective as of the 1st day of April, 2014 (the “Effective Date”), by and among PTL Holdings Australia Pty Ltd. (“PTL”), Penske Transportation Group International Pty Ltd. (“PTGI”), and the Company.  Each of PTL and PTGI shall be referred to individually as a “Principal Shareholder” and collectively as the “Principal Shareholders.”

WHEREAS, the Principal Shareholders have agreed to establish the Company, which they intend to manage on a joint basis based on their respective skills, experience and expertise.

WHEREAS, as of the Effective Date and as provided herein, the Company shall issue to the Principal Shareholders certain Shares (as herein defined).

WHEREAS, the Principal Shareholders wish to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the respective rights and obligations of the Shareholders to each other and to the Company, and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Principal Shareholders hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1       Cross Reference Table.  The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Accepting Shareholders	Section 8.3.2
Applicable Percentage	Section 8.3.2
Board of Directors	Section 3.1
Capital Account	Section 7.1
CEO	Section 3.7.2
Chairman	Section 3.1.1
Company	Preamble
Company Intellectual Property	Section 9.5
Confidential Information	Section 14.1
Director	Section 3.1
Disclosing Party	Section 14.1
Dispute	Section 12.1
Dispute Notice	Section 12.2
Divestment Time	Section 8.7

Effective Date	Preamble
Fiscal Year	Section 6.1
Indemnified Persons	Section 10.1
Intellectual Property	Section 9.5
Issuance	Section 11.1
Licensed Intellectual Property	Section 9.5
Lien	Section 8.5.4
Offered Interest	Section 8.3
Participating Subscriber	Section 11.1.2
Participation Commitment	Section 11.1.2
Participation Notice	Section 11.1.1
Participation Portion	Section 11.1.1
Principal Shareholders	Preamble
Prospective Investor	Section 11.1.1
PTGI	Preamble
PTL	Preamble
Recipient	Section 14.1
Refusal Period	Section 8.3.2
Representatives	Section 14.1
Securities	Section 11.1
Transfer Notice of Offer	Section 8.3.1
Transferee	Section 8.3.1
Transferor	Section 8.3.1
Triggering Event	Section 8.4

1.2       Certain Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any Person (other than the Company) that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person, except where such other Person is a limited partner of such specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise).  Notwithstanding the foregoing, General Electric Company and its Affiliates and Subsidiaries shall not be deemed to be Affiliates of PTL for purposes of this Agreement.

“Agreement” shall mean this Shareholders' Agreement of the Company, as amended from time to time.

“Annual Budget” shall mean, for the period from the Effective Date through the end of the Company’s 2014 Fiscal Year, and for each of all subsequent Fiscal Years, the Company’s budget, including its operating and capital budget, as agreed to and approved in accordance with Section 3.6.  The Annual Budget shall include the operating and capital budget(s) for the Company’s Subsidiaries.

“Asset Value” of any tangible or intangible property of the Company (including, without limitation, goodwill) shall mean its adjusted basis for federal income tax purposes unless:

(a)        the property was accepted by the Company as a contribution to capital at a value different than its adjusted basis, in which event the initial Asset Value for such property shall mean the gross Fair Market Value of the property agreed to by the Company and the contributing Shareholder.

With respect to clause (a) above, references to the “then prevailing Asset Value” of any property as of any date shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to the date of such prior determination.

“Assignee” shall mean a Person that has validly acquired an Interest in the Company from a Shareholder pursuant to a Transfer permitted under the terms of this Agreement but who has not become a Shareholder of the Company pursuant to the terms of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Brisbane, Queensland, Australia are authorized or obligated by Law or executive order to close.

“Business Plan” shall mean the Company’s business plan to be agreed upon by the Principal Shareholders on or before March 31, 2014, and which will be amended thereafter pursuant to Section 3.4.2.  The Business Plan shall include the business plan as applicable to the Subsidiaries.

“Certificate” shall mean the Certificate of Incorporation of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax Law.

“Company Business” shall mean any transportation related business and other related or ancillary business throughout Australia, and as a holding company of any company of such a business.

“Constitution”  means the constitution of the Company, a copy of which is attached as Schedule 2.1.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Days” shall mean calendar days, as opposed to Business Days.

 “Distribution” shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Shareholder in respect of the Shareholder’s Interest in the Company.

“Fair Market Value” shall mean the fair market value as determined as of the applicable reference date in good faith (a) by a majority of the Board of Directors which majority includes at least one Director appointed by each Principal Shareholder, using commercially reasonable valuation methods and taking into consideration all factors the Board of Directors deems relevant, or (b) should the Board of Directors fail to reach a determination in accordance with clause (a) within 30 Days, by an Independent Valuation.

“GAAP” shall mean Australian generally accepted accounting principles in effect from time to time consistently applied throughout the period involved.

“Group” shall mean, as applicable, the PTL Group or the PAG Group.

“GST” shall mean the Australian Goods and Services Tax as defined in the GST Act.

“GST Act” shall mean the A New Tax System (Goods and Service Tax) Act 1999 (Cth).

 “Incapacity” shall mean the inability, due to reasonably documented physical or mental illness of a Person, to perform the customary duties of his or her position for more than three consecutive months, as determined by the Company’s Board of Directors, in good faith, with the advice and counsel of medical professionals.

“Independent Valuation” shall mean, with respect to the Company or any asset or other property, a valuation at the Company’s expense of the fair market value thereof by a Qualified Appraiser acceptable to each Principal Shareholder; provided, however, that if the Principal Shareholders cannot agree on a Qualified Appraiser within ten Business Days, each Principal Shareholder will select a Qualified Appraiser within an additional five Business Days, which Qualified Appraisers will then collectively select, within ten Business Days, a Qualified Appraiser who agrees to perform the Independent Valuation within 30 Days.

“Interest” shall mean, with respect to any Shareholder as of any time, such Shareholder’s interest in the Company, which shall include the number of Shares such Shareholder holds, such Shareholder’s Capital Account balance and any legal, beneficial, governance and/or other rights or interests held by such Shareholder by virtue of being a Shareholder or Principal Shareholder (including the right to appoint one or more Directors to the Board of Directors).

“Law” shall means the Corporations Act and any other domestic or foreign law, rule statute, regulation or code applicable to the Company Business.

“PAG” shall mean Penske Automotive Group, Inc.

“PAG Group” shall mean PAG and its direct and indirect Subsidiaries (which includes PTGI).

“Permitted Transfer” shall mean a Transfer by a Shareholder to another member of such Shareholder’s Group (a “Permitted Transferee”).

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“PTL Group” shall mean Penske Truck Leasing Co., L.P. and its direct and indirect Subsidiaries.

“Qualified Appraiser” shall mean an independent third party appraiser of recognized national standing.

“Share”  means share in the capital of the Company.

“Shareholder” shall mean: (a) any Person who is a Principal Shareholder; and (b) any Person who becomes a Shareholder in accordance with ARTICLE VIII of this Agreement.

“Subsidiary” of a specified Person shall mean any other Person which is controlled, either directly or indirectly, by the specified Person.  For the avoidance of doubt, a Subsidiary shall be deemed to include any Person in which the Company holds, directly or indirectly, at least twenty five percent (25%) of the beneficial ownership of such Person.

 “Transfer” shall mean, when used as a noun, a sale, assignment, disposition or other transfer howsoever effected, including without limitation, in respect of any security of the Company, creating any trust or any agreement or understanding with respect to voting rights or distributions and any assignment of any right to subscribe or receive any such security or any legal or beneficial interest in any such security, and when used as a verb, to effect or carry out any of the foregoing, provided as long as the other Principal Shareholder is notified of any Lien in advance, such Lien shall not be deemed a Transfer until any attempt by a secured party to collect on any such Lien, at which time such Lien shall be deemed a Transfer.

ARTICLE II.

INCORPORATION

2.1       Incorporation.  The Shareholders will incorporate the Company by adopting the Constitution and making any necessary regulatory filings. To the extent there is a conflict between this Agreement and the Constitution this Agreement will prevail.  The Shareholders may, but are not obliged to, amend the Constitution where it is inconsistent with the terms of this Agreement.

2.2       Name.  The name of the Company is Penske Investments Pty Ltd.  The business of the Company may be conducted under that name or any other name that the Board of Directors deems appropriate or advisable; provided however, that the Company shall not use any business or trade name of any Shareholder or any of its Affiliates (or any other name substantially similar to or derivative of any such business or trade name) without the prior written consent of such Shareholder.

2.3       Term.  The term of the Company shall be perpetual and shall continue until the Company is dissolved or this Agreement is terminated as hereinafter provided.

2.4       Purpose.  Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in the Company Business and engaging in any and all activities necessary, advisable, convenient or incidental thereto, whether directly or through Subsidiaries.

2.5       Relationship.  Unless expressly stated elsewhere in this Agreement, this Agreement does not create a relationship of employment, trust, agency or partnership between the parties.

2.6       Subsidiaries. The Principal Shareholders authorize the formation of the Subsidiaries listed on Schedule 4.2.

ARTICLE III.

MANAGEMENT OF THE COMPANY

3.1       Board of Directors.  Except for matters expressly requiring the approval of the Shareholders pursuant to this Agreement or the Corporations Act, the business of the Company shall be managed by a board of directors (the “Board of Directors”), (each, a “Director,” and collectively, the “Directors”); provided however, that unless otherwise authorized by the Board of Directors, no individual Director, in his or her capacity as such, shall have any right or authority to act unilaterally for or bind the Company.  Any action to be taken by the Board of Directors shall require approval pursuant to Section 3.1.3 hereto.

3.1.1         Composition.  Except as may be otherwise provided below, each Principal Shareholder shall be entitled, by notice in writing to the Company and to the other Principal Shareholder, to appoint its designated number of Directors and to remove any Director so appointed by it from time to time.  The number of Directors shall initially be four and shall consist of two individuals appointed by PTL and two individuals appointed by PTGI (one of whom shall be designated as Chairman).  The total number of Directors comprising the Board of Directors may be changed from time to time (without the need for an amendment of this Agreement) by the mutual agreement of the Principal Shareholders, with vacancies arising from an increase in the size of the Board of Directors to be filled by the mutual consent of the Principal Shareholders.  As of the Effective Date, the Board of Directors shall initially consist of:

PTL Appointees	Brian Hard
Art Vallely

PTGI Appointees	Roger Penske (Chairman)
Randall Seymore

Notwithstanding the foregoing, a Principal Shareholder’s right to appoint one or more Directors pursuant to this Section 3.1 shall terminate immediately, without any action on the part of a Shareholder or the Company, when such Principal Shareholder and members of its Group cease to hold in the aggregate the full legal and beneficial ownership of at least 25% of the aggregate number of the Shares they held beneficially or on record as of the Effective Date (the “Minimum Shares”).  In the event a Principal Shareholder’s Interest in the Company shall be so diminished, the term of the then current Director(s) appointed by such Principal Shareholder shall automatically terminate.

3.1.2         Term.  Each Director shall, unless otherwise required by Law, hold office until such Director resigns, dies or is removed in accordance with Section 3.1.1 (as the result of a failure by the Principal Shareholder and its Group to hold at least the Minimum Shares) or this Section 3.1.2.  Unless removed pursuant to Section 3.1.1, a Director may only be removed by the Shareholder who appointed him or her, but may be so removed at any time without giving any reason for such removal. A Director may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company.  Vacancies in the Board of Directors shall be filled in accordance with Section 3.1.1 above.

3.1.3         Action by Board.  Each Director shall have one vote.  Unless otherwise provided herein, all decisions of the Board of Directors shall be by affirmative votes cast by a majority of the Directors.  In the case of an equality of votes, no single Director shall have a decisive vote (including the Chairman).  Any action required or permitted to be taken at any meeting of the Board of Directors by a majority of the votes cast may be taken without a meeting, and, for all purposes, shall be treated as the act of the Board of Directors if all of the Directors consent thereto in writing (including, for this purpose, reasonably authenticated electronic communications such as “email”).  All written consents shall be filed with the records of the Company as proceedings of the Board of Directors.  The Board of Directors may delegate any or all of its powers to any committee thereof or to one or more officers of the Company.

3.1.4         Committees.  The Board of Directors may, at its discretion, form and convene such committees as it deems appropriate to investigate, analyze or render advice with respect to any matters as determined by the Board of Directors.  Such committees may be composed of Directors and individuals who are not Directors and such committee Shareholders shall serve until removed by the Board of Directors, or until such committee is dissolved by the Board of Directors.

3.1.5         Meetings.  The Board of Directors shall have meetings at least semi-annually within or outside Australia.  Special meetings of the Board of Directors (or any committee of the Board) may be held at any time and at any place within or outside Australia as designated in the notice of the meeting when called by any Director.  Each Director shall be given at least 2 Days written notice of any meeting.  All notices shall be delivered to the Shareholders pursuant to Section 15.4 and to each Director at the address provided by him or her for such purpose and shall state with reasonable particularity the business of the meeting and the time and place at which it will be held.  Notice of a meeting need not be given (i) to any Director if a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, in each case executed by such Director before or after the meeting, is filed in the records of the meeting, or (ii) to any Director who attends the meeting without protesting the lack of notice prior to or at the commencement of the meeting.  In the event that any Director is unable to attend any meeting, such Director may (a) give to any other Director, in writing, such non attending Director’s proxy to exercise such non-attending Director’s voting rights at such meeting, or (b) designate in writing an alternate to attend such meeting in the non-attending Director’s place and to act with such non attending Director’s authority for purposes of that meeting.  Directors may participate in a meeting of the Board of Directors (or any committee of the Board) by means of conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other or by any other means permitted by Law.  Such participation shall constitute presence “in person” at such meeting.

3.1.6         Quorum.  Except as may be otherwise required by Law, at any meeting of the Board of Directors a majority of the Directors then in office present in person or by proxy, including at least one Director appointed by each Principal Shareholder, shall constitute a quorum.  If a quorum is not present at a meeting of the Directors at the time when any business is considered, any Director may require that the meeting be reconvened.  At least two Days’ notice of the reconvened meeting must be given unless all the Directors agree otherwise.

3.1.7         Other Rules.  The Board of Directors may adopt such other rules for the conduct of its business as it may deem necessary or appropriate, subject to the written consent of the Principal Shareholders.

3.2       Authority of Board of Directors.  Subject to any provisions of this Agreement which require the consent or approval of one or more Shareholders and any other limitations contained herein, the Board of Directors shall have full, exclusive and complete power, authority and discretion to manage, supervise, operate and control the business and affairs of the Company and to make all decisions with respect thereto.  Except as may otherwise be expressly provided in this Agreement, in no event shall any Shareholder, in its capacity as such, have any right or authority to act for or bind the Company unless given such authority by the Board of Directors, and no Shareholder, in its capacity as such, shall take part in or interfere with the management of the business and affairs of the Company.  Subject to any provisions of this Agreement which require the consent or approval of one or more Shareholders and any other limitations contained in this Agreement, the power and authority granted to the Board of Directors hereunder shall include all power and authority necessary, appropriate, advisable, convenient or incidental to further the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.  No individual Director shall have the authority, alone, to bind the Company without the approval and authorization of a majority of the Directors.

3.3       Certain Powers of the Board of Directors.  Subject to the provisions of this Agreement and the Corporations Act, and without limiting the generality of Section 3.2, the Board of Directors shall have the specific power and authority, on behalf of the Company to:

(a)        enter into, execute, deliver and commit to, or authorize any individual Director, officer or other Person to enter into, execute, deliver and commit to, or take any action pursuant to or in respect of any contract, agreement, instrument, deed, certificate, check, note, bond, mortgage or obligation for any Company purpose;

(b)        select and remove all officers, employees, agents, consultants and advisors of the Company, prescribe such powers and duties for them as may be consistent with Law and this Agreement and fix their compensation;

(c)        employ accountants, legal counsel, agents or experts to perform services for the Company and to compensate them from Company funds;

(d)        borrow money and incur indebtedness for the purposes of the Company, and to cause to be executed and delivered in the name of the Company, or to authorize any individual Director, officer or other Person to execute and deliver in the name of the Company, promissory notes, bonds, debentures, deeds of trust, pledges, hypothecations or other evidence of debt and Shares;

(e)        invest any funds of the Company in (by way of example but not limitation) term deposits, short term governmental obligations, commercial paper or other investments;

(f)        change the principal office and records office of the Company to other locations within Australia and establish from time to time one or more Subsidiaries of the Company;

(g)        attend, act and vote, or designate any individual Director, officer or other Person to attend, act and vote, at any meetings of the owners of any entity in which the Company may own an interest or to take action by written consent in lieu thereof, and to exercise for the Company any and all rights and powers incident to such ownership;

(h)        review and approve the Business Plan and Annual Budget of the Company; and

(i)         do and perform all other acts as may be necessary or appropriate to the conduct of the Company Business.

3.4       Certain Approvals of the Shareholders.  The Company shall not take any of the following actions without the written approval of each Principal Shareholder and any action taken in contravention of the foregoing shall be void and of no force or effect whatsoever; provided however, that the approval right of a Principal Shareholder pursuant to this Section 3.4 shall automatically terminate when such Principal Shareholder, together with its Group members, ceases to hold the Minimum Shares:

3.4.1         issue or agree to issue any Interests or subscriptions, options, warrants, calls, or other rights or securities consisting of, exchangeable for or convertible into equity interests of the Company;

3.4.2         (a) approval of the Annual Budget and annual Business Plan; and (b)(i) any material changes or modifications to the Annual Budget or Business Plan that would result in either the Company’s actual total expenses or actual total capital expenditures exceeding, in the aggregate, the corresponding amount set forth in the applicable Annual Budget by more than 20%; or (ii) other material deviations from or amendments to the Business Plan or Annual Budget;

3.4.3         material alteration of the nature or scope of the Company Business including: (a) extending the business beyond the usual activity or ordinary course of business of the Company and its Subsidiaries; and (b) changes to jurisdiction of organization or tax residence of the Company and its Subsidiaries; or

3.4.4         (a) filing a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the Company’s debts, the application by a third party for the appointment of a receiver for the assets of the Company, or the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of the Company’s debts unless the same shall not have been vacated, set aside or stayed within such 60 Day period; or (b) approving any resolutions, taking any steps or entering into any arrangement with the Company’s creditors in connection with the dissolution of the Company or any insolvency proceedings by the Company or with regard to starting an insolvency proceeding or taking steps aimed at a Shareholder’s voluntary winding up of the Company or which would reasonably be expected to lead to the dissolution or winding up of the Company.

3.5       Related Party Issues.  Notwithstanding anything to the contrary contained in this Agreement, the Company, through the Board of Directors or other authorized individual or committee, shall not approve any transactions between the Company and its Shareholder or its Affiliate(s) (other than Company Subsidiaries)  without approval of each of the Principal Shareholders unless such transaction is contemplated by the Annual Budget or Business Plan.

3.6       Annual Budget and Business Plan.  Following the date of this Agreement, the Principal Shareholders shall cooperate in good faith to jointly approve an initial Business Plan and an Annual Budget for the following Fiscal Year on or before March 31, 2014.  Annually, the Board of Directors shall adopt a new Business Plan or Annual Budget.

3.7       Officers; Agents.  The Board of Directors shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Board of Directors deems appropriate and to delegate to such agents or officers such powers as are granted to the Board of Directors hereunder, including the power to execute documents on behalf of the Company, as the Board of Directors may determine in its sole discretion.  The officers or agents so appointed may include individuals holding executive positions at the Company and or any of its Subsidiaries.  The agents or officers’ actions shall be subject to the Principal Shareholders approval rights noted in Section 3.4.

3.7.1         Appointment/Election.  Officers and agents of the Company, if any, shall be appointed by the Board of Directors from time to time in its discretion.  An officer may, but need not, be a Director.  Any two or more offices may be held by the same individual.  Each officer shall serve at the pleasure of the Board of Directors, unless a specific period has been specified by the terms of such officer’s election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified.  Each agent shall retain its authority at the pleasure of the Board of Directors, or the officer by whom such agent was appointed or by the officer who then holds agent appointive power.  Any officer or agent may resign by delivering a written letter of resignation to the Company, which resignation shall, unless otherwise specified in the letter of resignation, be effective upon receipt.  The Board of Directors or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal and no officer or agent shall be entitled to any damages by virtue of such removal from office or position as agent.  As of the Effective Date, the officers of the Company shall be:

Managing Director	Randall Seymore
Company Secretary	John DiSalvo
Chief Financial Officer	Rickey Govender

3.7.2         Managing Director.  Unless the Board of Directors otherwise specifies, the Managing Director shall have direct charge of all business operations of the Company and, subject to the control of the Board of Directors, shall supervise and have general charge of the business of the Company and shall keep the Board of Directors reasonably informed of his or her actions.

3.7.3         Company Secretary.  The Company Secretary shall record all proceedings of the Shareholders and the Board of Directors in a book or series of books within which all actions taken by the Board of Directors shall be filed, including actions taken by written consent.  The Company Secretary shall keep or cause to be kept such books and records, which shall contain the names and record addresses of all Shareholders and shall have such other duties and powers as may from time to time be designated by the Board of Directors.

3.7.4         Chief Financial Officer.  The Finance Director shall be responsible for all accounting and financial functions of the Company, including maintenance of all books and records, payment of all payables, collection of receivables and institution of internal controls regarding the Company’s financial operations, and shall have such other duties and powers as may from time to time be designated by the Board of Directors.

3.7.5         Vacancies and Newly Created Offices.  If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the Board of Directors.

ARTICLE IV.

CAPITAL CONTRIBUTIONS; OPERATIONS; FINANCING

4.1       Initial Contributions.  On or prior to the Effective Date, each Principal Shareholder has contributed capital, in cash, in the amount set forth on Schedule 4.1 in loans and/or as share capital.  In exchange for such contribution, each Principal Shareholder has received the Shares noted on Schedule 4.1.  The Company shall use the proceeds from such initial contributions for working capital, asset purchases and other uses as contemplated by the Business Plan and the Annual Budget.

4.2       Additional Funding.  If, at any time, the Board of Directors determines in its reasonable discretion that additional capital contributions from the Shareholders are necessary or desirable, then it shall propose to the Principal Shareholders the timing and amounts of such capital contributions.  Any such capital contributions shall be subject to the prior approval of each Principal Shareholder.  Except as set forth and approved in accordance with the preceding sentence, no additional capital contributions shall be made by the Shareholders without the consent of each of the Principal Shareholders.

ARTICLE V.

DISTRIBUTIONS

5.1       Board of Directors Discretion.  The Board of Directors shall determine the timing and the aggregate amount of any Distributions to Shareholders.

5.2       Withholdings.  The Board of Directors is authorized to withhold from Distributions, or with respect to allocations, to the Shareholders and to pay over to the appropriate federal, state, local or foreign government any amounts required under any applicable Law to be so withheld, and such amounts shall be treated as having been actually distributed to such Shareholder.

5.3       Property Distributions.  If any assets of the Company shall be distributed in kind pursuant to this ARTICLE V, such assets shall be distributed to the Shareholders entitled thereto in the same proportions as the Shareholders would have been entitled if the Distributions were being made in cash.

ARTICLE VI.

BOOKS, RECORDS AND ACCOUNTING

6.1       Financial Statements.  The Board of Directors shall cause books of account to be maintained reflecting the operations of the Company and its Subsidiaries on a fiscal quarterly and fiscal annual basis.  The fiscal year of the Company shall end on December 31 (the “Fiscal Year”), unless and until a different Fiscal Year end is fixed by the Board of Directors.

6.1.1         Audited Annual Financials.  Within 45 Days after the end of each Fiscal Year the Company shall deliver to each of the Shareholders the consolidated balance sheet of the Company and its Subsidiaries as of the final quarter and the end of such Fiscal Year; and the related consolidated statements of income, cash flows and Shareholders’ equity in the Company and its Subsidiaries for such Fiscal Year, prepared in accordance with GAAP, and, if requested by any Principal Shareholder, accompanied by an audit report on such consolidated statements of the Company’s independent certified public accountants appointed by the Board of Directors, which report shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and that the results of their operations and their cash flows for the periods indicated are in conformity with GAAP, and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

6.1.2         Unaudited Quarterly Financials.  Within 30 Days after the end of each quarter in each Fiscal Year, the Company shall deliver to each Shareholder the unaudited consolidated balance sheet of the Company and its Subsidiaries and statement of Shareholders’ equity in the Company as at the end of such period; and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the year to date, prepared in accordance with GAAP (except for normal year-end adjustments and the absence of footnotes), including a comparison to the Annual Budget and to the prior Fiscal Year.

6.2       Books and Records.  The Company shall maintain or cause to be maintained:

6.2.1         a current list of the full name and last known business or residential address or residence of each Shareholder, together with: (a) the number of Shares issued to each Shareholder; (b) the date on which each Shareholder became a Shareholder of the Company; and (c) the balance in each Shareholder’s Capital Account as of the close of the most recent Fiscal Year for which financial statements have been prepared and such other more recent date, if any, for which adjustments have been credited or charged to the Capital Accounts of the Shareholders in accordance with ARTICLE VII hereof;

6.2.2         a copy of the Certificate and this Agreement, including any and all amendments to either, together with executed copies of any powers of attorney pursuant to which the Certificate, Constitution, this Agreement, or any amendments may have been executed;

6.2.3         copies of any reports that have been provided to the Board of Directors;

6.2.4         copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for any tax year for which the statutory requirement to retain records has not expired or for which the statute of limitations for federal and state income taxes (including any extensions) has not expired, whichever is the later;

6.2.5         the financial statements of the Company prepared in accordance with GAAP for any tax year for which the statutory requirement to retain records has not expired or for which the statute of limitations for federal and state income taxes (including any extensions) has not expired, whichever is the later; and

6.2.6         the Company’s books and records for any Fiscal Year for which the statutory requirement to retain records has not expired or for which the statute of limitations for federal and state income taxes (including any extensions) has not expired, whichever is the later.

6.3       Inspection.  Each Principal Shareholder (regardless of Share ownership) and each other Shareholder that owns 10% or more of the issued Shares and its authorized representatives or employees shall have the right at reasonable times and on reasonable advanced written notice to: (a) inspect and copy the books and records of the Company and other information specified in Section 6.2; and (b) visit and inspect the properties of the Company and observe the activities of the employees of the Company, in each case for any purpose reasonably related to such Shareholder’s Interest as a Shareholder of the Company and in such a manner that does not interfere with the operation of the Company Business.  The inspecting Shareholder shall bear all expenses incurred in the inspection or examination of the Company’s books and records and activities pursuant to this Section 6.3.  These inspection rights shall at all times be subject to the confidentiality provisions of Section 14.1.

6.4       Internal Controls.  The Company shall establish and maintain adequate internal controls over financial reporting for both book and income tax purposes.  Such internal controls shall be designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for both internal and external purposes in accordance with GAAP.  The Company’s internal controls over financial reporting shall include those policies and procedures that: (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that the receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Board of Directors; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

ARTICLE VII.

CAPITAL ACCOUNTS ALLOCATIONS

7.1       Capital Accounts.  A separate account (a “Capital Account”) shall be established and maintained which shall be increased by: (a) the amount of cash and the Fair Market Value of any other property contributed by Shareholders to the Company as a capital contribution; and shall be reduced by (b) the amount of cash and the Fair Market Value of any other property distributed to Shareholders out of the capital of the Company.  Schedule 4.1 reflects the Capital Account of each Shareholder as of the Effective Date.

7.2       Additional Capital Account Provisions.  In the event that all or a portion of the Interest of a Shareholder is Transferred in accordance with the terms of this Agreement, the transferee of such Interest shall also succeed to all or the relevant portion of the Capital Account of the transferor.  Any Interest held by a Shareholder may not be Transferred independently of the interest in the capital of the Company to which such Interest relates.  No Shareholder shall have the right to demand a return of all or any part of its capital contributions or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.  Any return of the capital contributions or Capital Account of any Shareholder shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement.  No interest shall be paid to any Shareholder with respect to its capital contribution or Capital Account.  No Shareholder shall have any obligation to repay any deficit balance in its Capital Account or the Capital Account of any other Shareholder.

ARTICLE VIII.

TRANSFERS OF INTERESTS AND OTHER RIGHTS

8.1       Restriction on Transfers Generally.

8.1.1         Except as otherwise provided in this ARTICLE VIII, no Shareholder shall, without the prior written approval of each Principal Shareholder, directly or indirectly Transfer all or any part of the economic or other rights that comprise Interests evidenced by one or more Shares to any other Person (other than to an Affiliate of such Shareholder’s Group).  Nothing in this Agreement shall restrict the direct or indirect Transfer of any equity interest in PAG or PTL.  The Principal Shareholder that desires to cause such Transfer shall consult with the other Principal Shareholder prior to such Transfer.  Any attempted Transfer not permitted by this ARTICLE VIII shall be null and void and shall constitute a breach of this Agreement.  The Company shall not in any way give effect to any such prohibited Transfer.

8.1.2         Neither the PAG Group nor the PTL Group may, without the prior written approval of the Principal Shareholders, indirectly transfer their beneficial interest in the Company by transferring the equity interests of a Shareholder or an intermediate parent of a Shareholder to a Person that is not an Affiliate of the respective Group.

8.2       Admission of New Shareholders.  Any Person may be issued Shares in the Company upon the unanimous consent of the Shareholders and such Person shall be issued such Shares for such consideration as the Shareholders shall unanimously determine, subject to the terms and conditions of this Agreement.  A new Shareholder shall not be admitted into the Company until the capital contribution required of such Person has been made, and such Person agrees in writing to be bound by the terms and provisions and to assume all obligations of and to be subject to all restrictions under this Agreement, including where reasonably required, such Person has executed a deed of accession to this Agreement.  Upon admission the new Shareholder shall have all rights and duties of a Shareholder.  The new Shareholder must pay any reasonable expenses in connection with admission as a new Shareholder.

8.3       Rights of First Refusal.

8.3.1         Any Shareholder (a “Transferor”) who wishes to Transfer any or all of its Interest (the “Offered Interest”) to any Person other than a Permitted Transferee (the “Transferee”) must deliver to each other Shareholder a notice setting forth the terms and conditions of the proposed Transfer, including, without limitation, the identity of the

Transferee (the “Transfer Notice of Offer”).  The Transferor may only Transfer the Offered Interest to the Transferee with the unanimous consent of the Principal Shareholders and subject to the provisions of Section 8.3.2.

8.3.2         Upon the unanimous consent of the Principal Shareholders to the Transferor’s Transfer of the Offered Interest to the Transferee, the Offered Interest shall be deemed to be first offered to the other Shareholders and each other Shareholder may during a 15 Day refusal period commencing on the date of the consent of the Principal Shareholders to the Transfer (the “Refusal Period”) purchase that percentage of the Offered Interest which is equal to the total number of Shares (excluding the Offered Interest) owned by each such Shareholder (“Applicable Percentage”).  To the extent any Shareholder shall fail to purchase its Applicable Percentage prior to the expiration of the Refusal Period, the Shareholders purchasing their Applicable Percentage (the “Accepting Shareholders”) may purchase such Shares on a pro rata basis in proportion to the total number of Shares owned by each of them (and the foregoing procedure shall be repeated in respect of any Shares not purchased until all Accepting Shareholders have had an opportunity to purchase any remaining Shares).

8.3.3         The purchase price payable by the Shareholders to the Transferor for the Offered Interest shall be the purchase price offered by such Transferee, which shall be set forth in the Transfer Notice of Offer.

8.3.4         Subject to Section 8.1, if the Accepting Shareholders have elected to purchase less than all of the Offered Interest after completion of the procedures set forth in Section 8.3.2, the Transferor may sell all of the Offered Interest (notwithstanding any elections made by Accepting Shareholders) to the Transferee within six months of the completion of such procedures on terms no more favourable to the Transferee than those set forth in the Transfer Notice of Offer including the purchase price noted in the Transfer Notice of Offer.

8.3.5         The closing of a purchase by a Shareholder under this Section 8.3 shall occur within 10 days after the end of the Refusal Period.  At such closing, the Transferor and the relevant Accepting Shareholders (and any or all other Shareholders, as may be required) shall execute an assignment and assumption agreement and any other instruments and documents as may be reasonably required by such Shareholders to effectuate the Transfer of such Shares free and clear of any liens, claims or encumbrances, other than as specifically permitted hereunder.  Any Transfer to any Person that does not comply with the provisions of this Section 8.3, other than a Transfer expressly provided for in the other provisions of this Agreement, shall be null and void and of no effect whatsoever.

8.3.6         Notwithstanding the foregoing provisions of this Section 8.3, no Shareholder shall have any right of first refusal pursuant to the provisions of this Section 8.3 with respect to any Permitted Transfer.

8.4       Triggering Events.  The following events (each a “Triggering Event”) shall give rise to the rights set forth in Section 8.5:

8.4.1         failure by a Principal Shareholder to perform any one or more material covenants contained in this Agreement in any material respect, and, if such failure is capable of being remedied, such breach has not been remedied within 60 Days from a written notice of breach provided by the non-breaching Principal Shareholder; provided that, if such remedy requires the action of a third party, no Triggering Event shall be deemed to have occurred for 90 Days after the breaching Principal Shareholder becomes aware of such breach so long as the breaching Principal Shareholder is diligently pursuing such remedy;

8.4.2         any bankruptcy, suspension of payments, assignment to creditors or any similar event or action of the Company; provided that, in the case of a proceeding instituted against the Company seeking to adjudicate it as bankrupt or insolvent or seeking an order for relief or other creditor remedy, no Triggering Event shall be deemed to have occurred in respect thereof unless: (a) such proceeding remains undismissed or unstayed for 90 Days; or (b) one or more of any of the actions sought by the proceeding has occurred; or

8.4.3         any bankruptcy, insolvency, suspension of payments, assignment to creditors or any similar event or action of a Principal Shareholder or a member of the Principal Shareholder; provided that, in the case of a proceeding instituted against the Principal Shareholder or a member of the Principal Shareholder seeking to adjudicate it as bankrupt or insolvent or seeking an order for relief or other creditor remedy, no Triggering Event shall be deemed to have occurred in respect thereof unless: (a) such proceeding remains undismissed or unstayed for 90 Days; or (b) one or more of any of the actions sought by the proceeding has occurred.

8.5       Effect of Triggering Events.

8.5.1         In the case of a Triggering Event due to a breach described in Section 8.4.1, the non-breaching Principal Shareholder shall have the right, but not the obligation, to sell all (but not less than all) of its Shares to the breaching Principal Shareholder on the following terms and conditions: (a) provide written notice of exercise to the breaching Principal Shareholder within 30 Days of the end of the relevant cure period for such breach; and (b) the breaching Principal Shareholder shall pay, in cash, the amount equal to the Fair Market Value of the Shares to the non-breaching Principal Shareholder within 30 Days following delivery of the exercise notice.  In the alternative, in the case of a Triggering Event due to a breach described in Section 8.4.1, the non-breaching Principal Shareholder shall have the right, but not the obligation, to purchase all (but not less than all) of the Shares held by the breaching Principal Shareholder on the following terms and conditions: (a) provide written notice of exercise to the breaching Principal Shareholder within 30 Days of the end of the relevant cure period for such breach; and (b) the non-breaching Principal Shareholder shall pay, in cash, the amount equal to 80% of the Fair Market Value of the Shares, such amount to be determined at the time of exercise, within 30 Days of sending the exercise notice.

8.5.2         In the case of a Triggering Event as described in Section 8.4.2, the Principal Shareholders and the Board of Directors shall use commercially reasonable efforts for 30 Days (or such longer period as may be agreed to by the Principal Shareholders) to jointly develop an equitable plan for the continuation or liquidation of the Company.  If the Principal Shareholders are unable to agree on such a plan within such period, either Principal Shareholder shall have the right to send written notice to the Company and the Shareholders that the Company will be dissolved and liquidated in accordance with the procedures set forth in ARTICLE IX.

8.5.3         In the case of a Triggering Event related to a Principal Shareholder as described in Section 8.4.3, the other Principal Shareholder shall have the right, but not the obligation, to purchase all (but not less than all) of the Principal Shareholder’s Shares on the following terms and conditions: (a) provide written notice of exercise to the Principal Shareholder within 30 Days of receiving notice of a condition set forth in Section 8.4.3; and (b) pay, in cash, the amount equal to the Fair Market Value of the Shares to the Principal Shareholder within 30 Days following delivery of the exercise notice.  If the other Principal Shareholder does not elect to purchase all of the Principal Shareholder’s Shares, the Principal Shareholder shall be entitled to retain ownership of the remaining Shares, subject to all of the terms of this Agreement, including the restrictions on Transfer.  In the case of any continuing ownership by the Principal Shareholder or Transfer by such Principal Shareholder of the remaining Shares to a transferee (including a Transfer arising out of a court proceeding), that Principal Shareholder or transferee, as applicable, shall be an Assignee only.

8.5.4         Payment for any purchase or sale of Shares pursuant to this Section 8.5 shall be made by wire transfer of immediately available funds to an account designated in writing by the Principal Shareholder selling the Shares.  Simultaneously with such transfer, the Principal Shareholder selling the Shares shall deliver to the Principal Shareholder purchasing such Shares good and marketable title to the Shares, free and clear of any and all liens, charges, encumbrances or other form of security (each a “Lien”), and shall make customary representations as to ownership of the Shares, power and authority to sell the Shares and non-contravention with respect to the Transfer of the Shares.  Both Principal Shareholders agree to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase.

8.6       Conditions to Transfer.  No Transfer of all or any part of the Interest of a holder of Shares may be made unless and until the Board of Directors and, as appropriate, the other Shareholders shall have received all of the following (to the extent applicable to the proposed Transfer):

8.6.1         a duly executed and acknowledged written instrument of Transfer is filed with the Company, specifying the Interests being Transferred and setting forth the intention of the Shareholder effecting the Transfer that the Assignee succeed to a portion or all of such Shareholder’s Interest;

8.6.2         the agreement in writing of the Assignee in such Transfer to comply with all of the terms and provisions of this Agreement (as a holder of Shares) and, with respect to any Permitted Transfer, the transferor’s guarantee of the obligations of the Assignee in such Transfer under the terms of this Agreement;

8.6.3         if the Assignee is an Affiliate of the transferor, the agreement of the Assignee and transferor acceptable to the Company to promptly Transfer the Shareholder Interest to the transferor if the Assignee for any reason no longer an Affiliate of the transferor; and

8.6.4         the consent of the Principal Shareholders prior to the disclosure of any Confidential Information of the Company to the Assignee, in accordance with Section 14.1.

8.7       Admission as Shareholder.  A Person that has validly acquired an Interest in the Company by a Transfer from a Shareholder in accordance with ARTICLE VIII shall be registered to the Company as a Shareholder and where reasonably required execute a deed of accession to this Agreement.  A Principal Shareholder that no longer holds the Minimum Shares shall cease to be regarded as a Principal Shareholder for the purposes of this Agreement and shall only have the rights and obligations of a Shareholder and not a Principal Shareholder.  If at the time such Person loses its Principal Shareholder status (the “Divestment Time”) it has not already validly Transferred all its governance and approval rights, then such rights shall vest in the remaining Principal Shareholder.  Notwithstanding anything herein to the contrary, at any one time, there shall not ever be more than two Principal Shareholders.  The Board of Directors shall promptly amend Schedule 4.1 hereto to reflect each permitted Transfer and admission.

8.8       Effect of Prohibited Transfers.  Any Transfer in contravention of any of the provisions of this Agreement shall be void and of no effect, and shall neither bind nor be recognized by the Company.

8.9       Transferor Shareholder.  If a Shareholder effects a Transfer of all of its Interest in the Company pursuant to this ARTICLE VIII, immediately following such Transfer, the transferor Shareholder shall cease to be a Shareholder of the Company and shall not be entitled to any Distributions from and after the date of the Transfer of all of its Interest.

ARTICLE IX.

DISSOLUTION OF COMPANY

9.1       Transfer of Shareholding.  The merger or consolidation of the Company with or into any other Person, or the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Shareholder or the occurrence of any other event that terminates the continued Shareholding of any Shareholder shall not, in and of itself, cause the Company to be dissolved or its affairs to be wound up.  Upon the occurrence of any such event, the Company shall continue without dissolution.

9.2       Events of Dissolution or Liquidation.  The Company shall be dissolved upon the happening of any of the following events: (a) a determination by the Board of Directors with the approval of the Principal Shareholders; (b) the termination of the legal existence of the last remaining Shareholder of the Company or the occurrence of any other event which terminates the continued Shareholding of the last remaining Shareholder of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act; or (c) the election of a Principal Shareholder to dissolve the Company pursuant to Section 8.5.2.

9.3       Liquidation.  Upon dissolution of the Company for any reason, the Company shall immediately commence winding up its affairs.  A reasonable period shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant upon the liquidation process.  The Company’s property and assets (or the proceeds from the liquidation thereof) shall be distributed: (i) in accordance with the Corporations Act; and (ii) following satisfaction (whether by payment or the making of reasonable provision for payment) of the Company’s liabilities, in accordance with Section 5.1 hereof.  Upon such final accounting, a Director or the designee of a Director shall take all necessary steps to effect the deregistration of the Company.

9.4       No Further Claim.  Without limiting the foregoing, upon dissolution, each Shareholder shall look solely to the assets of the Company for the return of its capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Shareholders, is insufficient to return the aggregate capital contributions of each Shareholder, such Shareholders shall have no recourse against the Company, any Shareholder of the Board of Directors or any other Shareholder.

9.5       Company and Licensed Intellectual Property.  All intellectual property (including all patents, trademarks, copyrights, trade secrets, know how, and all registrations and applications relating to the foregoing) (“Intellectual Property”) developed by the Company independently of Intellectual Property licensed from a Principal Shareholder (“Company Intellectual Property”) is and at all times shall remain owned by the Company. All Intellectual Property licensed by a Principal Shareholder to the Company (“Licensed Intellectual Property”) is and shall remain owned by such Principal Shareholder, and all improvements on and modifications to the Licensed Intellectual Property developed by the Company shall be assigned by the Company to a Principal Shareholder and shall be included in the Licensed Intellectual Property.  Upon liquidation or dissolution of the Company, ownership of any Licensed Intellectual Property shall remain solely and exclusively vested in such Principal Shareholder, and all right, title and interest in and to all Company Intellectual Property shall be distributed and assigned to the Principal Shareholders as joint owners as tenants in common.  Upon such distribution and assignment, as between the Principal Shareholders, each Principal Shareholder shall have the unlimited right to utilize and exploit Company Intellectual Property without the consent of the other Shareholders and without any duty to account to or otherwise compensate the other Shareholders.  The Company and each Shareholder shall provide all further cooperation which any Principal Shareholder may reasonably determine to be necessary to accomplish the intent of this Section 9.5, including, but not limited to, the execution of further assignments, consents, releases, and other commercially reasonable documentation.

ARTICLE X.

INDEMNITIES

10.1     General.  The Company shall, to the fullest extent permitted by Law, indemnify, defend, and hold harmless the Board of Directors (including any officers appointed by the Board of Directors) and each Shareholder, and each of their respective officers, directors, employees, Affiliates and agents (all such indemnified persons being referred to as “Indemnified Persons”), from any liability, loss, damage or expense incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person or any of its Affiliates in connection with the Company Business or seeking to have liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage.  The indemnity pursuant to this ARTICLE X shall not cover any loss or diminution in the Fair Market Value of the Shares that a Shareholder might experience.  The Company may elect to pay or reimburse attorneys’ fees of an Indemnified Person in advance of a final adjudication with such conditions as the Board shall determine are appropriate including the execution of an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnity under this ARTICLE X.  The Company may pay for insurance covering liability of some or all of the Indemnified Persons for negligence in the operation of the Company’s affairs.

10.2     Persons Entitled to Indemnity.  Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the Company Business shall be entitled to the benefits of this ARTICLE X as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

10.3     Deeds of Access Indemnity and Insurance Agreements.  The Company may enter into deeds or access indemnity and insurance with some or all of its Directors or officers.

10.4     Survival.  This ARTICLE X shall survive any termination of this Agreement.

ARTICLE XI.

PRE-EMPTIVE RIGHTS

11.1     Pre-Emptive Rights.  The Company shall not issue or sell for cash or other consideration any Shares or other equity interests in the Company, or any options, warrants or other rights to acquire any such Shares or interests, or any securities convertible into or exchangeable for, directly or indirectly, any such Shares or interests (each an “Issuance” of “Securities”), except in compliance with the provisions of this ARTICLE XI.

11.1.1       Participation Notice.  Not fewer than 20 Days prior to the consummation of the Issuance, the Company shall provide a written notice to each Shareholder (the “Participation Notice”).  The Participation Notice shall include:

(a)        the material terms of the proposed Issuance, including: (i) the amount and kind of Securities to be included in the Issuance; (ii) the price per share of the Securities (or, if the consideration to be received in the Issuance is not cash, the Fair Market Value thereof); (iii) the portion (expressed as a percentage) of the Issuance equal to the aggregate number of Shares held by such Shareholder immediately prior to such Issuance divided by the aggregate number of Shares outstanding immediately prior to the Issuance (the “Participation Portion”); and (iv) the name and address of each Person to whom the Securities are proposed to be issued (each a “Prospective Investor”); and

(b)        an offer by the Company to issue to each Shareholder such portion of the Securities to be included in the Issuance as may be requested by such Shareholder (not to exceed such Shareholder’s Participation Portion of the total amount of Securities to be included in the Issuance), on the same terms and conditions as the Issuance to each of the Prospective Investors.

11.1.2       Election to Participate.  Within 15 Days after the Participation Notice, each Shareholder desiring to accept the offer pursuant to Section 11.1.1 shall send an irrevocable commitment (each a “Participation Commitment”) to the Company specifying the amount or proportion of Securities which such holder (a “Participating Subscriber”) desires to be issued.  Except as hereafter provided, the acceptance by a Participating Subscriber shall be irrevocable so long as the terms and conditions applicable to the Issuance remain as stated in the Participation Notice, and the Participating Subscriber shall be obligated to acquire in the Issuance, on the same terms and conditions with respect to each share of Securities issued as the Prospective Investors, such amount or proportion of Securities as such Participating Subscriber shall have specified in such Participating Subscriber’s Participation Commitment.  A Shareholder who does not so accept such offer shall be deemed to have waived all of its rights under this ARTICLE XI with respect to the Issuance specified in the Participation Notice, and the Company shall thereafter be free to issue Securities in such Issuance to the Prospective Investors and any Participating Subscriber(s), at a price not less than the price set forth in the Participation Notice and on other terms not more favourable to the Prospective Investors than those set forth in the Participation Notice, provided however, that if the terms of such proposed Issuance change such that they are more favourable to the Prospective Investors than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this ARTICLE XI separately complied with, in order to consummate such Issuance.

11.1.3       Expiration of Commitment.  If at the end of the 120th Day following the date of the effectiveness of the Participation Notice the Company has not completed the Issuance on the terms and conditions specified in such Participation Notice, each Participating Subscriber shall be released from its obligations under such Participating

Subscriber’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this ARTICLE XI separately complied with, in order to consummate any Issuance subject to this ARTICLE XI.

11.1.4       Cooperation.  Each Participating Subscriber shall take or cause to be taken all such reasonable actions, consistent with the provisions of this Agreement, as may be necessary or appropriate in order to expeditiously consummate each Issuance to such Participating Buyer pursuant to this ARTICLE XI and any related transactions.  Without limiting the generality of the foregoing, each Participating Buyer agrees to execute and deliver such subscription and other agreements (and such further actions) as are specified by the Company to which the Prospective Investor(s) will be party or as will be necessary to consummate the transaction.

11.1.5       Closing.  The closing of an Issuance pursuant to this ARTICLE XI shall take place at such time and place as the Company shall specify by notice to each Prospective Investor and, if any, each Participating Subscriber.  At the closing, each Participating Subscriber shall be delivered the certificates or other instruments, if any, evidencing the Securities to be issued to such Participating Subscriber, registered in the name of such Participating Subscriber or its designated nominee, free and clear of any Liens, with any stamp duty, against delivery by such Participating Subscriber of the applicable consideration.  Each Prospective Investor must, as a condition of the Issuance to it of the relevant Securities, execute a deed of accession to this Agreement and deliver such agreement to the Company and the other Shareholders at closing of the Issuance.

11.1.6       Exceptions.  This ARTICLE XI shall not apply to any issuance determined by the Principal Shareholders to be not subject to this Article.

ARTICLE XII.

DISPUTE RESOLUTION

12.1     General.  Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including without limitation the interpretation, application, breach, termination or validity thereof, and specifically including but not limited to any claim of inducement by fraud or otherwise (a “Dispute”), shall be resolved in accordance with this ARTICLE XII.  It is the intent of the parties that all Disputes should be resolved in accordance with this ARTICLE XII.

12.2     Consultation.  The Shareholders intend to operate the Company in an efficient and cost effective manner and commit to each other to resolve any open issues in a commercially reasonable manner as promptly as possible and to cause the Board of Directors to be readily available to address business issues that arise.  The Shareholders shall first attempt to resolve any Dispute through such good faith consultation in the ordinary course of business.  In the event that any Dispute is not so resolved within 30 Days after the date either party first notifies the other of the Dispute, either party may, upon written notice to the other (a “Dispute Notice”), request that the Dispute be referred to a committee comprised of senior management officers designated by and from within each Principal Shareholder who have express authority to resolve the Dispute, but who are not immediately responsible for the matters contemplated by this Agreement.  Such representatives shall meet or confer promptly at least once in good faith to negotiate a resolution.  Should the Dispute not be resolved through the aforementioned process within 60 Days of the Dispute Notice having been received by the other party, either party may take the matter to the dispute resolution procedure set forth below.

12.3     Arbitration.  Any Dispute that is not resolved through the procedures set forth in Section 12.2 above within the time limits specified therein shall be settled by arbitration pursuant to the 2007 CPR Rules for Non-Administered Arbitration (the “CPR Arbitration Rules”), a copy of which rules have been delivered as of the date hereof to each of the parties hereto, except as they may be modified herein or by subsequent agreement of the parties.

12.3.1       Seat.  The seat of the arbitration will be Brisbane, Queensland, Australia.

12.3.2       Commencement.  The arbitration shall be commenced by claimant’s service of a notice of arbitration (“Notice of Arbitration”) on the respondent.  The date of commencement shall be deemed to be the date on which respondent receives the Notice of Arbitration.

12.3.3       Arbitral Tribunal.  The arbitration shall be conducted by a tribunal consisting of three arbitrators; provided, however, that in the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then the arbitration shall be conducted by a sole arbitrator.  Each arbitrator shall be a Shareholder of the CPR Panels of Distinguished Neutrals (or, by agreement of the parties, a Shareholder of a panel or list maintained by another provider of arbitrators).

12.3.4       Selection of the Tribunal.  The parties shall attempt to select the arbitrator(s), and also to designate the chair of the tribunal (in the event a three arbitrator tribunal is required pursuant to paragraph 12.3.3 above), within 45 Days of the date of commencement of the arbitration.  The parties agree that they shall cooperate in jointly interviewing any potential arbitrators before their selection.  In the event the parties cannot agree upon selection of the arbitrator(s) or, if applicable, upon the chair, CPR will appoint such arbitrator(s) and/or chair in accordance with the CPR Arbitration Rules and the criteria set forth in Section 12.3.3.

12.3.5       Timelines.  The parties agree (1)  to meet jointly with the arbitrator(s) within 45 Days of selection or appointment, and (2) to agree prior to or at that meeting upon procedures for discovery and the conduct of the hearing which are intended to result in the hearing being concluded within no more than six months after selection or appointment of the arbitrator(s) and in the final award (the “Award”) being rendered within 60 Days of the conclusion of the hearing or of any post hearing briefing, which briefing will be completed by both sides within 45 Days after the conclusion of the hearing.

12.3.6       Failure to Agree on Procedures.  In the event the parties cannot agree upon procedures for discovery and conduct of the hearing consistent with the schedule set forth in Section 12.3.5 above, then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the Award in accord with the schedule set forth in Section 12.3.5.  The arbitrator(s) shall provide for discovery within and consistent with those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and affidavits, but that such discovery be limited so that the Section 12.3.5 schedule may be met without difficulty.  Unless the parties mutually agree otherwise, multiple hearing days will be scheduled consecutively to the greatest extent possible.

12.3.7       Other Considerations.  The arbitrator(s) must render their Award by application of the Governing Law as set forth in Section 13.1 hereof and are not free to apply “amiable compositeur” or “natural justice and equity.”  The Award shall be in writing and shall state the reasoning on which it rests, including findings of fact and conclusions of law.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

12.3.8       Confidentiality.  The parties agree that any arbitration hereunder, including its existence, the content of the proceedings and any Award or other decision, as well as all proceedings in connection with any arbitration, shall be kept confidential and shall not be disclosed beyond the arbitral tribunal, the CPR, the parties, their respective counsel, accountants, investors and lenders and any other Person necessary to the conduct of the proceedings, except as may be required in judicial proceedings relating to the arbitration, including judicial proceedings to enforce an award, or as may be otherwise required by applicable Law or requested by any governmental authority with jurisdiction over either party.

12.3.9       Interim, Partial and Interlocutory Awards.  The arbitrator(s) are empowered to issue interim, interlocutory and partial awards, as contemplated by the CPR Arbitration Rules.  Such awards shall be binding upon the parties, and the parties undertake to carry them out without delay and waive their right to any form of recourse based on grounds other those contained in the applicable Arbitration Act.  With respect to any interim, interlocutory or partial award, the arbitrator(s) may state in their award whether or not they view the award as final for purposes of any judicial proceedings in connection therewith.

12.3.10     Right to Appeal.  In the event the Award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then either party may appeal the Award under the CPR Arbitration Appeal Procedure in effect as of the date hereof (the “CPR Appeal Procedure”), a copy of which has been delivered as of the date hereof to each of the parties hereto, except as modified herein or by subsequent agreement of the parties.  The appeal shall be conducted at the place of the original arbitration, and the appeal tribunal shall consist of three Shareholders, selected from the CPR Panels of Distinguished Neutrals by agreement of the parties or, failing agreement within seven Business Days of the commencement of the appeal, pursuant to the selection procedures specified in the CPR Appeal Procedure.  The appeal tribunal will consider only the Award rendered by the original arbitrator(s), the hearing transcript and evidentiary record as submitted by the parties to the original arbitrator(s), the briefs submitted in the appeal, plus a total of no more than four hours of oral argument evenly divided between the parties.  The appeal tribunal shall complete the appeal and issue its award on the appeal no later than six months after the commencement of the appeal pursuant to this paragraph.  The award of the appeal tribunal will be final and binding on the parties, and the parties undertake to carry it out without delay and waive their right to any form of recourse based on grounds other than those contained in the applicable Arbitration Act.  (In the event that no appeal is taken pursuant to this paragraph, or an appeal is taken and abandoned prior to the issuance of an award by the appeal tribunal, the parties agree that the Award of the original arbitrator(s) shall be final and binding on the parties, and they undertake to carry it out without delay and waive their right to any form of recourse based on grounds other than those contained in the applicable Arbitration Act.)

12.3.11     Jurisdiction of Enforcement.  The parties consent to the non-exclusive jurisdiction of the Supreme Court of Queensland for the enforcement of the provisions contained in this ARTICLE XII and the entry of judgment on the Award of the original arbitrator(s) or, where an appeal is taken and an award is issued by the appeal tribunal, any award of the appeal tribunal.  Judgment upon the Award of the original arbitrator(s) (or, in the event of an appeal that results in an award, any award of the appeal tribunal) may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

12.3.12     Provisional Remedies.  Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration including during any appeal of the Award) to seek and obtain from the appropriate court provisional remedies such as attachment, interlocutory injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.  Seeking and obtaining such remedies shall not be deemed to be incompatible with, or a waiver of, this agreement to arbitrate.

ARTICLE XIII.

GOVERNING LAW

13.1     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of Queensland.

13.2     Other Waivers.  Each party hereto waives any claim to punitive, exemplary or multiplied damages from the other parties hereto.  Each party hereto waives any claim of consequential, special, incidental, or indirect damages, including waiving any claims for lost revenue, profits or income, diminution in value, or loss of business reputation from the other parties hereto.  Each party hereto waives any claim for attorneys’ fees and costs and prejudgment interest from the other parties hereto.

13.3     Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.  Any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the party granting the waiver, and only in the specific instance and for the specific purpose for which made or given.

ARTICLE XIV.

CONFIDENTIALITY, NON DISCLOSURE AND COMMUNICATIONS

14.1     Confidentiality and Non-Disclosure.  For so long as any Shareholder (the “Recipient”) is a Shareholder of the Company and for five years thereafter, all information that has been or will be furnished to the Recipient in connection with this Agreement which relates to the Company or any other Shareholder or any of their respective Affiliates (each, a “Disclosing Party”) or the business of any of them (“Confidential Information”) will not be disclosed by the Recipient, or by any of its agents, representatives, employees, Affiliates, advisors and consultants (its “Representatives”), for any purpose other than to evaluate and monitor the Recipient’s investment in the Company and/or to enforce the Recipient’s rights and obligations hereunder, and except as permitted in this Section 14.1; provided however, that the foregoing restrictions shall not apply to any information that (a) was in the Recipient’s possession prior to disclosure by a Disclosing Party, (b) was generally known within the Recipient’s or the Disclosing Party’s trade or business at the time of disclosure to the Recipient, or becomes so generally known after such disclosure, through no act or omission of the Recipient or its Representatives in violation of this Section 14.1, (c) has come into the possession of the Recipient from a third party who, to the Recipient’s knowledge, after reasonable inquiry, is under no obligation to the Disclosing Party to maintain the confidentiality of such information, or (d) was independently developed by or on behalf of the Recipient or one of its Affiliates, as evidenced by its written records.  Notwithstanding the foregoing, the Recipient shall be permitted to disclose Confidential Information (i) to those of its Representatives who need to be familiar with such information in connection with the Recipient’s investment in the Company for use solely for such purpose, provided however, that each such Person shall have been informed of the covenants set forth in this Section 14.1 and the Recipient shall be liable for any breach by any such Person of such covenants, (ii) to the extent required by Law, so long as the Recipient shall have, to the extent reasonably practicable, first afforded the Disclosing Party a reasonable opportunity to contest the necessity of such disclosure and (iii) within the prior written consent of the Principal Shareholders (such consent not to be unreasonably withheld, conditioned or delayed) after identification of such prospective transferee, to any prospective transferee of all or part of a Shareholder’s Interest; provided however, that such prospective transferee agrees to be bound by the provisions of this Section 14.1.  Notwithstanding the foregoing, each party hereto (and each Representative of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided however, that such disclosure does not involve the disclosure of any Confidential Information of the Company.  Each Recipient shall, upon the earlier of the termination of such Recipient’s Interest in the Company and the dissolution of the Company, return to the Disclosing Party or destroy (provided a written certification of such destruction is promptly delivered to the Company) all documents and other tangible manifestations of the Disclosing Party’s Confidential Information received by the Recipient pursuant to this Agreement in whatever form (and all computer files, summaries, extracts, other documents or storage media which contain such Confidential Information shall be destroyed and no copy retained); provided however, that each Shareholder shall be permitted to retain one copy of such Confidential Information for its legal records.  Notwithstanding anything to the contrary contained in this Agreement, the Company, the Principal Shareholders and their respective Affiliates shall be permitted to disclose Confidential Information and provide general information regarding the subject matter of this Agreement (including the Principal Shareholders’, the Company’s, and their respective Affiliates’ performance and improvements) (x) in connection with the Principal Shareholders’ or their respective Affiliates’ fund raising, marketing, informational or reporting activities (subject to customary confidentiality obligations) or (y) for regulatory or compliance purposes (including disclosures made as a result of any securities regulation or securities exchange rule).

14.2     Public Communications; Marketing Materials.  No press release or other public announcement relating to the Company, whether by the Company, a Shareholder, a Shareholder of the Board of Directors, an authorized designee of the Company, or a third party, may be issued without the approval of each Principal Shareholder, except to the extent required by Law or the rules of any applicable stock exchange.  In addition, the Company shall not use the name, marketing materials or brands of any Shareholder or any of its Affiliates without the prior written consent of such Shareholder.  Notwithstanding anything to the contrary contained in this Agreement, the Company, the Principal Shareholders and their respective Affiliates shall be permitted to disclose Confidential Information and provide general information regarding the subject matter of this Agreement (including the Principal Shareholders’, the Company’s, and their respective Affiliates’ performance and improvements) for regulatory or compliance purposes (including disclosures made as a result of any securities regulation or securities exchange rule).

ARTICLE XV.

MISCELLANEOUS

15.1     Amendments.  This Agreement may not be modified or amended except by a written instrument signed by each Principal Shareholder.

15.2     Further Assurances.  At any time and from time to time after the Effective Date, upon the request of the Board of Directors and at the expense of the Company, each Shareholder shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may reasonably be required to effectuate the provisions of this Agreement.

15.3     General.  This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs, legal successors and permitted assignees of the Shareholders (or their Permitted Transferees); and (b) contains the entire contract among the Shareholders as to the subject matter hereof.

15.4     Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if given personally, sent by facsimile, sent by email or sent by certified mail, express mail service or overnight delivery service, postage pre-paid, addressed as set forth below, or to such other address as shall be furnished in writing by a Shareholder or a Director, and such notice or communication shall be deemed to have been given upon receipt:

If to the Company:	Penske Investments Pty Ltd
72 Formation Street
Wacol QLD 4076
Australia
Attention: Managing Director – Randall Seymore
Fax: 61 7 3271 7757

Email: rseymore@penskeautomotive.com

with a copy to PTL and PTGI at the addresses
set forth below

If to PTL:	Penske Truck Leasing Co., L.P.
2675 Morgantown Road
Reading, PA 19607
Attention: Senior Vice President – General Counsel
Fax: (610) 775-6330

Email: Mike.Duff@Penske.com

with a copy to:

PTL GP, LLC
2675 Morgantown Road
Reading, PA 19607
Attention: Senior Vice President – General Counsel
Fax: (610) 775-6330

If to PTGI:	Penske Transportation Group International Pty Ltd.
72 Formation Street
Wacol, QLD 4076 Australia

Attention: Company Secretary
Fax: 61 7 3271 7757
Email: jdisalvo@penskeautomotive.com

with a copy to:

Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attention: General Counsel
Fax: (248) 648-2515

Email: sspradlin@penskeautomotive.com

15.5     Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (a) “or” is not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, as in effect as of the Effective Date or as of such other relevant time as indicated by the context.

15.6     Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein.  That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by Law.  Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Section 15.6 shall govern.

15.7     Specific Limitations.  No Shareholder shall have the right or power to: (a) withdraw or reduce its capital contribution except as a result of the dissolution of the Company or as otherwise provided by the Corporations Act or in this Agreement; (b) make voluntary capital contributions or contribute any property to the Company other than cash, except as set forth in this Agreement; (c) bring an action for partition against the Company or any Company assets; (d) cause the dissolution of the Company, except as set forth in this Agreement or as required by the Act; or (e) require that property other than cash be distributed upon any Distribution, including any liquidating Distribution.

15.8     Tax Position.  Unless such Shareholder provides prior written notice to the Company, such Shareholder shall not take a position on any federal, state, foreign or other income tax return, in any claim for tax refund, or in any administrative or legal proceeding with respect to taxes that is inconsistent with any tax information return filed by the Company or the provisions of this Agreement.

15.9     GST.  Words or expressions used in this Section 15.9 which are defined in the GST Act have the same meaning in this Section.

15.9.1       Any consideration payable or to be provided for a supply made under or in connection with this Agreement, unless specifically described in this Agreement as 'GST inclusive', does not include any amount on account of GST.  If GST is payable on any supply made under or in connection with this Agreement (not being a supply the consideration for which is specifically described in this Agreement as 'GST inclusive'), the recipient of the supply must pay to the supplier, an additional amount equal to the GST payable on the supply provided that the supplier gives the recipient a tax invoice for the supply.

15.9.2       If a payment to a party under this Agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST group that party is a member of (as the case may be),  is entitled for that loss, cost or expense.

15.10   Headings.  The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

15.11   No Third Party Rights.  The provisions of this Agreement are for the benefit of the Company, the Board of Directors, the Shareholders, Assignees and Indemnified Persons, and no other Person, including creditors of the Company, shall have any right or claim against the Company, any Shareholder of the Board of Directors or any Shareholder by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

15.12   Jointly Drafted Agreement.  This Agreement is deemed to have been drafted jointly by PTL and PTGI, and any uncertainty or ambiguity shall not be construed for or against either PTL or PTGI as an attribution of drafting to either party.

15.13   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.14   Registered Office.  The Company may, upon compliance with the applicable provisions of the Corporations Act, change its registered office or registered agent from time to time in the discretion of the Board of Directors.

15.15   Compliance.  The Company and the Shareholders of the Board of Directors and the Company’s officers, employees, and agents shall comply with those regulatory and other corporate compliance policies of the Principal Shareholders that the Principal Shareholders agree are applicable and appropriate.

15.16   Actions Enforceable by the Company.  The Company and each Principal Shareholder agree, to the extent there is, under this Agreement, an obligation enforceable by the Company against one Principal Shareholder which obligation the Company has taken no action or inadequate action to enforce, that the other Principal Shareholder may act to enforce such obligation or otherwise assert such rights as are applicable hereunder.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

By PTL HOLDINGS AUSTRALIA PTY LTD. in
accordance with section 127 of the Corporations Act:

By:	/s/ John DiSalvo
Name:	John DiSalvo
Title:	Director

By:	/s/ Tanya Myint
Name:	Tanya Myint
Title:	Secretary

By PENSKE TRANSPORTATION GROUP
INTERNATIONAL PTY LTD. in accordance
with section 127 of the Corporations Act:

By:	/s/ Randall Seymore
Name:	Randall Seymore
Title:	Director

By:	/s/ John DiSalvo
Name:	John DiSalvo
Title:	Director

By PENSKE INVESTMENTS PTY LTD. in
accordance with section 127 of the Corporations Act:

By:	/s/ Randall Seymore
Name:	Randall Seymore
Title:	Director

By:	/s/ John DiSalvo
Name:	John DiSalvo
Title:	Director

Schedule 4.1

Capital Accounts

Shareholder	Shares	Capital Account
PTL Holdings Australia Pty Ltd.	75	AUS$3,750,000
Penske Transportation Group International Pty Ltd.	25	AUS$1,250,000
Total:	100